Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450, e-mail: carol.raeburn@lamresearch.com
Lam Research Corporation Announces Selected Financial Results for the Quarter Ended September 23, 2007
FREMONT, Calif., October 10, 2007—Lam Research Corporation (NASDAQ: LRCX) today announced selected financial results for the quarter ended September 23, 2007. Highlights for the September 2007 quarter were:

• Revenue:		$684.6 million

• Operating Income:	U.S. GAAP:	$197.9 million	Ongoing:	$201.0 million

• Operating Margin:	U.S. GAAP:	28.9%	Ongoing:	29.4%
Revenue for the period was $684.6 million compared to revenue of $678.5 million for the June 2007 quarter. Shipments for the September 2007 quarter were approximately $621 million compared to June 2007 quarter shipments of approximately $694 million. The amounts for cost of goods sold, gross margin, operating expenses, operating income and income before income taxes for the September quarter are preliminary due to the ongoing voluntary internal stock option review and could be subject to adjustment. Preliminary gross margin was $343.9 million, or 50.2% of revenue and preliminary operating income was $197.9 million, or 28.9% of revenue for the September 2007 quarter. Included in selling, general and administrative expenses is $3.1 million in legal costs incurred during the September 2007 quarter as a result of the voluntary internal stock option review.
The Company’s ongoing results exclude the cost of legal expenses incurred as a result of its voluntary internal stock option review. Management uses the presentation of ongoing results to evaluate the Company’s operating and financial results. The Company believes the presentation of ongoing results is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the Company’s results from management’s perspective. A table presenting a reconciliation of ongoing performance to results under U.S. Generally Accepted Accounting Principles (GAAP) is included at the end of this press release and on the Company’s web site.
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Lam Announces Selected Financial Results for the September 2007 Quarter	Page 2 of 5
The geographic distribution of shipments and revenue during the September 2007 quarter is shown in the following table:

Region	Shipments	Revenue
North America	18%	17%
Europe	7%	9%
Japan	17%	14%
Korea	20%	25%
Asia Pacific	38%	35%
Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.3 billion at the end of September. During the September 2007 quarter, capital expenditures were $11.4 million and proceeds from the issuance of common stock related to employee equity-based plans were $14.0 million. Total shares outstanding as of September 23, 2007 were 124,499,377. At the end of the period, deferred revenue was $225.6 million and the anticipated future revenue value of orders shipped to Japanese customers that are not recorded as deferred revenue was approximately $62 million.
“Lam Research produced another strong quarter, driven by sound operational execution and continued market share gains. We have enjoyed significant success in enhancing our market position at the leading edge, winning a number of new applications and executing to our customers’ most critical challenges,” said Steve Newberry, Lam Research’s president and chief executive officer. “Our results continue to keep pace with the long term strategic and financial objectives that we have set out for Lam,” Newberry concluded.
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Lam Announces Selected Financial Results for the September 2007 Quarter	Page 3 of 5
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the future revenue value of orders shipped to Japanese customers and continuing performance to our long-term strategic and financial objectives. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and the efficacy of our plans for reacting to those changes, changing customer demands, including fluctuations in overall demand which could affect our financial results in particular fiscal periods, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our new products. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006, and Form 10-Q for the quarter ended March 25, 2007, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
As the Company announced on July 17, 2007, the Company’s Board of Directors has appointed an Independent Committee to review the Company’s historical stock option practices and related accounting. On August 24, 2007 the Company filed Form 12b-25 as notification that the Company is unable to timely file its Form 10-K for the period ended June 24, 2007 as a result of the pending review. Because the review has not been completed and because the Company’s auditors have not yet completed their review, the Company is only able to provide preliminary results for cost of goods sold, gross margins, operating expenses, operating income and income before income taxes for the period presented in this release at this time. These preliminary results may be subject to adjustment. Further, the Company cannot make assurances that the outcome of the review will not result in changes to or a restatement of its financial results for this or any historical period, that its Form 10-Q for the period ended September 23, 2007 will be timely filed, that the Company will be able to give timely guidance with respect to future periods or that it will not be required to make changes to its internal controls or processes.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market SM under the symbol LRCX. Lam is a NASDAQ-100 ® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Condensed Consolidated Financial Table Follows
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Lam Announces Selected Financial Results for the September 2007 Quarter	Page 4 of 5
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except percentages)
(unaudited)

Three Months Ended
September 23,
2007
Total revenue	$684,621
Cost of goods sold	340,734

Gross margin	343,887
Gross margin as a percent of revenue	50.2%
Research and development	76,288
Selling, general and administrative	69,713

Total operating expenses	146,001
Operating income	197,886
Operating margin as a percent of revenue	28.9%
Other income, net	7,633

Income before income taxes	$205,519

The information contained in these unaudited condensed consolidated statements of operations may be subject to adjustment. For additional information, please refer to the accompanying press release dated October 10, 2007.

Lam Announces Selected Financial Results for the September 2007 Quarter	Page 5 of 5
Reconciliation of U.S. GAAP Operating Income to Ongoing Operating Income
(in thousands, except percentages)

Three Months Ended
September 23,
2007
U.S. GAAP operating income	$197,886
Legal costs incurred as a result of the voluntary internal stock option review	3,102

Ongoing Operating Income	$200,988

U.S. GAAP operating margin as a percent of revenue	28.9%
Ongoing operating margin as a percent of revenue	29.4%